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                                                                 EXHIBIT 99-1

                              STOCK PURCHASE AGREEMENT


                                       AMONG


                                   AEROVOX, INC.
                                      As Buyer

                                        AND

                                 TAKO HOLDING B.V.
                                     As Seller




                             DATED AS OF APRIL 5, 1999

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                                  TABLE OF CONTENTS


CLAUSE FIRST -      PURCHASE AND SALE OF SHARES

CLAUSE SECOND -     REPRESENTATIONS AND WARRANTIES OF THE
                    SELLER  REGARDING THE COMPANY

CLAUSE THIRD -      REPRESENTATIONS AND WARRANTIES OF THE
                    SELLER REGARDING THE SHARES

CLAUSE FOURTH -     REPRESENTATIONS AND WARRANTIES OF THE BUYER

CLAUSE FIFTH -      CONDITIONS TO CLOSING

CLAUSE SIXTH -      INDEMNIFICATION

CLAUSE SEVENTH -    OTHER AGREEMENTS

CLAUSE EIGHTH -     MISCELLANEOUS

Exhibits

Disclosure Schedule

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                             STOCK PURCHASE AGREEMENT


This STOCK PURCHASE AGREEMENT (the "Agreement") dated as of April 5, 1999, by and among Aerovox, Inc., a Delaware corporation (the "Buyer"), and Tako Holding B.V., a Dutch corporation (the "Seller"), sometimes referred herein as the "Stockholder" or the "Seller", in accordance to the following:


                                      STATEMENTS


     1. Seller owns the number of 10,404(ten thousand four hundred four) issued and outstanding ordinary shares (collectively, the "Shares"), with P$1.00 (One 00/100 Peso Mexican currency) par value per share of common stock of CAPACITORES UNIDOS, S.A. DE C.V, a Mexican corporation (the "Company") as set forth opposite to such Stockholder's name on Exhibit A attached hereto; which Shares in the aggregate represent 20.808% of all of the issued and outstanding shares of capital stock of the Company;

     2. The Buyer desires to purchase the Shares of the Company from the Seller in consideration of the payments described herein and the indemnities and guarantees extended hereunder by the Seller; and

     NOW, THEREFORE, in consideration of the mutual premises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:


                                     CLAUSES


FIRST. PURCHASE AND SALE OF SHARES

     1.1. PURCHASE OF THE SHARES FROM THE SELLER. Subject to and upon the terms and conditions of this Agreement, which shall be fulfilled upon the Closing (as this term is defined hereinafter) Seller sells, transfers, conveys, assigns and delivers to the Buyer, and the Buyer purchases, acquires and accepts from Seller, all the Shares owned by such Stockholder, as set forth opposite such Stockholder's name on Exhibit A attached hereto, such purchase and sale will be perfected at the Closing.

     1.2. FURTHER ASSURANCES. At any time and from time to time after the Closing, at the

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Buyer's request, and without further consideration, the Stockholder shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer may reasonably request, more effectively to transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Shares owned by such Stockholder, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

     1.3. PURCHASE PRICE FOR THE SHARES.

     (a) The amount to be paid by the Buyer for the purchase of the Shares at the Closing shall be USD$940,314.40 (Nine hundred forty thousand three hundred fourteen 40/100 U.S. Dollars) (the "Purchase Price").

     (b) At the Closing, the Buyer shall deliver:

     (i) to the Stockholder, a note in the amount of USD$226,599.00 (Two hundred twenty-six thousand five hundred and ninety-nine U.S. Dollars), payable two years from the Closing Date, bearing interest at a rate applicable to the United States treasury obligations of like term, on the terms of the form of note attached hereto as Exhibit 1.3. (i).

     (ii) to the Stockholder, a note in the amount of USD$72,828.00 (Seventy-two thousand eight hundred twenty-eight U.S. Dollars), payable three years from the Closing Date, bearing interest at a rate applicable to the United States treasury obligations of like term, on the terms of the form of note attached hereto as Exhibit 1.3. (ii).

     (The notes referred to in paragraphs (i) to (ii) above will be denominated collectively the "Notes").

     (iii) to the Stockholder, 145,656 (One hundred forty-five thousand six hundred fifty-six) shares of common stock of Aerovox, Inc. valued at USD$4.40 (four Dollars and forty cents U.S. currency) subject to the terms and conditions of the Stockholders Agreement attached hereto as Exhibit 1.3. (iii) (the "Stockholders Agreement").

     1.4. CLOSING. The closing of the purchase and sale of the Shares hereunder (the "Closing") shall take place on April 5, 1999, or at such other date as may be mutually agreed by the parties hereafter (the "Closing Date").

SECOND. REPRESENTATIONS AND WARRANTIES OF THE SELLER REGARDING THE COMPANY

     The Stockholder represents and warrants to Buyer that the statements contained in this CLAUSE SECOND are true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date, except as set forth in the

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disclosure schedule attached hereto and initialed by the Buyer (the
"Disclosure Schedule"). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Clause SECOND. No representations or warranties given hereby, shall be considered to be given on behalf of other stockholders or any other third party different from the Stockholder.

     2.1. ORGANIZATION, QUALIFICATION AND CORPORATE POWER. (a) The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the United Mexican States ("Mexico").

     (b) The Company is duly qualified to conduct business in and has complied, or is in the process of complying with the applicable laws of each jurisdiction in which its businesses or the ownership or leasing of its properties are carried out. The Company has all requisite corporate power and authority to carry on the businesses in which its is engaged and to own and use the properties owned and used by it. The Company is not in default under or in violation of any provision of its Charter of Incorporation and Corporate By-laws (ESCRITURA CONSTITUTIVA Y ESTATUTOS SOCIALES).

     2.2. CAPITALIZATION. The Disclosure Schedule sets forth a true, complete and accurate list of the authorized capital stock of the Company, indicating the number of shares of stock held by each stockholder. All of the issued and outstanding shares of the Company are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements, voting trusts, proxies or understandings with respect to the voting of any shares of the Company. All of the issued and outstanding shares of the Company were issued in compliance with applicable laws.

     2.3. NON-CONTRAVENTION. Neither the execution and delivery of this Agreement by the Stockholder nor the consummation by the Stockholder of the transactions contemplated herein, will, directly or indirectly and with or without notice or lapse of time or both, (a) conflict with or violate any provision of the Charter or By-laws of the Company, (b) require on the part of the Company or any of its stockholders any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which the Company is a party or by which the Company is bound

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or to which any of their assets are subject, (d) result in the imposition of any
Security Interest upon any assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, or any of their properties or assets. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, restriction or other lien (whether arising by contract or by operation of law).

     2.4. SUBSIDIARIES. The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, trust or other business association or entity.

     2.5. FINANCIAL STATEMENTS. The Company will provide to the Buyer a balance sheet as of the Closing Date. Such balance sheet (the "Balance Sheet") have been prepared in accordance with Mexican Generally Accepted Accounting Principles, fairly present the financial condition, results of operations and cash flows of the Company as of the Closing Date and are consistent with the books and records of the Company.

     2.6. ABSENCE OF CERTAIN CHANGES. As of the Closing Date, there has not been any material adverse change in the consolidated assets, business, financial condition or results of operations of the Company, nor has there occurred any event or development which could reasonably be foreseen to result in such a material adverse change in the future.

     2.7. UNDISCLOSED LIABILITIES. Except as set forth in CLAUSE 2.7 of the Disclosure Schedule, the Company has no liability (whether absolute or contingent, liquidated or non-liquidated and whether due or to become due) which by its nature should have been known and which would have been required by Mexican GAAP to be reflected on a balance sheet, except for liabilities shown on the balance sheet referred to in Clause 2.6 (the "Most Recent Balance Sheet").

     2.8. TAX MATTERS. (a) The Company has filed on a timely basis all Tax Returns (as defined below) that it was required to file and all such Tax Returns were correct and complete in all material respects. The Company has paid all Taxes (as defined below) that are shown to be due on any such Tax Returns. The Company has no actual or potential liability for any Tax obligation of any taxpayer. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required have been paid to the proper Governmental Entity. There are no liens for Taxes on the assets of the Company. For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including, without limitation, income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, service, transfer, withholding, employment, payroll and franchise taxes imposed by the United Mexican States, or any state, local or foreign government, or any agency thereof, or other political subdivision of the United Mexican States, or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports,

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returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

     (b) The Company has delivered to the Buyer correct and complete copies of all Tax Returns, examination reports, if any. No examination or audit of any Tax Returns of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated.

     (c) Except for as set forth in CLAUSE 2.8 (c) of the Disclosure Schedule, the Company has not failed to pay any penalty, fine or addition to Tax in respect of any filing or failure to file any Tax Return, or any failure to timely pay any Tax, or in respect of any other claim or assessment by any taxing authority in respect of any Taxes.

     2.9. ASSETS. The Company owns or leases all assets necessary for the conduct of its business as presently conducted. Each such asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Each of the assets (tangible or intangible) which is not owned by the Company is in such condition that there is no reason to assume that, the obligations of the Company to such owner or lessor should not be discharged, upon the return of such property to its owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreements between the Company and the owner or lessor thereof. Except for those described in Exhibit
2.9 hereto, no asset of the Company (tangible or intangible) is subject to any Security Interest. The Company is not in violation nor in breach or default on its obligation derived from certain asset purchase agreement between Compana General de Electronica, S.A. de C.V. and the Company, dated April 1, 1999, nor has any knowledge or is aware that Compana General de Electronica, S.A. de C.V. has violated, breached or defaulted such asset purchase agreement.

     2.10 OWNED REAL PROPERTY. Other than any leases described in CLAUSE 2.13 of the Disclosure Schedule, the Company does not own any interest in any real property, directly or indirectly.

     2.11. INTELLECTUAL PROPERTY. (a) The Company owns, or is licensed or otherwise possesses legally enforceable rights to use all material Intellectual Property (as defined in paragraph (d) below), that is, or that covers technology, used to conduct its business as presently conducted or as presently proposed to be conducted. CLAUSE 2.11 of the Disclosure Schedule lists (i) all material patents and patent applications and all trademarks, copyrights, trade names, service marks and trade secrets which are used in the business of the Company, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any such application for such issuance or registration has been filed, and whether such Intellectual Property is owned or licensed by the Company, (ii) all material written licenses, sublicenses and other agreements to which the Company is party and pursuant to which any

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person is authorized to use any Intellectual Property rights, and (iii) all material written licenses, sublicenses and other agreements as to which the Company is party and pursuant to which the Company is authorized to use any third party patents, trademarks, or service marks, trade secrets, know-how or copyrights, including software ("Third Party Intellectual Property Rights") which are used in the business of the Company or which form a part of any product or service of the Company. The Company is not a party to any oral license, sublicense or agreement.

     (b) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of the Company's obligations under this Agreement, in breach of any license, sublicense or other agreement relating to Intellectual Property or Third Party Intellectual Property Rights.

     (c) The Company has not been named in any suit, action or proceeding which involves a claim of infringement of any Intellectual Property right of any third party. To Seller's knowledge, the manufacturing, marketing, licensing and sale of the products or performance of the service offerings of the Company do not infringe any Intellectual Property right of any third party; and to the knowledge of the Seller, the rights of the Company with respect to Intellectual Property are not being infringed by activities, products or services of any third party.

     (d) "INTELLECTUAL PROPERTY" means all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material.

     2.12. INVENTORY. Except as set forth in CLAUSE 2.12 of the Disclosure Schedule, all inventory of the Company, whether or not reflected on the Most Recent Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Most Recent Balance Sheet. The quantities of each type of inventory, whether raw materials, work-in-process or finished goods of the Company, are appropriate in the present circumstances of the Company.

     2.13. REAL PROPERTY LEASES. CLAUSE 2.13 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Buyer true, correct and complete copies of the leases and subleases (as amended to date) listed in CLAUSE 2.13 of the Disclosure Schedule. The Company is not party to, or otherwise obliged with respect to, any lease or sublease for facilities, which are not occupied by the Company. With respect to each lease and sublease listed in CLAUSE 2.13 of the Disclosure Schedule:

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     (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

     (b) there is no reason which would impair the lease or sublease to continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;

     (c) the Company is not in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

     (d) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

     (e) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

     (f) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities in the manner in which such facilities are currently operated and as presently contemplated by the Company; and

     (g) the owner of the facility leased or subleased, has stated that, it has good and clear record and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant or other restriction, that would interfere in any material respect with the Company's operations thereon, and there have been no actions to believe the contrary.

     2.14. CONTRACTS. CLAUSE 2.14 of the Disclosure Schedule sets forth a true, complete and accurate list of the following written arrangements to which the Company is a party:

     (a) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of USD$1,000 (One thousand U.S. Dollars) per annum;

     (b) any written arrangement (or group of related written arrangements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services which by its terms may not be terminated upon 30 (thirty) days notice by the Company without any premium, penalty or termination fee and (i) which calls for performance over a period of more than one year, (ii) which involves more than the sum of USD$1,000 (One thousand U.S. Dollars) or, in the case of open customer purchase orders or purchase orders from any one purchaser or group of related purchasers, involves in the aggregate more than USD$1,000 (One thousand U.S. Dollars) for any such one purchaser or group of related purchasers, or (iii) in which the Company has granted manufacturing rights, "most favored nation" pricing provisions or marketing or distribution rights relating to any products or

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territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

     (c) any written arrangement establishing a partnership or joint venture;

     (d) any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than USD$1,000 (One thousand U.S. Dollars) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

     (e) any written arrangement concerning confidentiality or non-competition;

     (f) any written arrangement involving the Stockholder or any persons or entities controlling, controlled by or under common control with the Stockholder ("Affiliates") in which the Company is party to;

     (g) any written arrangement under which the consequences of a default or termination could reasonably be expected to have a material adverse effect on the assets, business, financial condition or results of operations of the Company; and

     (h) any other written arrangement (or group of related written arrangements) either involving more than USD$1,000 (One thousand U.S. Dollars) or not entered into in the Ordinary Course of Business.

     The Company has delivered to the Buyer a true, correct and complete copy of each written arrangement (as amended to date) listed in CLAUSE 2.14 of the Disclosure Schedule. With respect to each written arrangement so listed: (i) the written arrangement is legal, valid, binding and enforceable and in full force and effect; (ii) the written arrangement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; and (iii) the Company is not, and to the knowledge of the Stockholder, no other party is, in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement. The Company is not a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in CLAUSE 2.14 of the Disclosure Schedule under the terms of this Clause 2.14.

     2.15. ACCOUNTS RECEIVABLE; CONTRACTS IN PROGRESS. All accounts receivable reflected on the Most Recent Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and, to Seller's knowledge, collectible as has been in the Ordinary Course of Business. All accounts receivable reflected in the financial or accounting records of the Company

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that have arisen since the date of the Most Recent Balance Sheet are valid receivables subject to no setoffs or counterclaims and are, to Seller's knowledge, collectible within the Ordinary Course of Business.

     2.16. POWERS OF ATTORNEY. Except as set forth in CLAUSE 2.16 of the Disclosure Schedule, the Company has not granted any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or has any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity.

     2.17. INSURANCE. CLAUSE 2.17 of the Disclosure Schedule sets forth all the information with respect to each current insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is party, has been named insured, or otherwise is the beneficiary of coverage at any time.

(i) Each such insurance policy is enforceable and in full force and effect through the Closing; (ii) the Company is not in breach or default (including with respect to the payment of premiums or the giving of notices) under such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; and (iii) the Company has not received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. The Company is covered by insurance in scope and amount customary and reasonable for the businesses in which it is engaged.

     2.18. LITIGATION. CLAUSE 2.18 of the Disclosure Schedule identifies, and contains a brief description of, (a) any unsatisfied judgement, order, decree, stipulation or injunction and (b) any claim, complaint, action, suit, proceeding, hearing or investigation of, in or brought before (by a private party or otherwise) any Governmental Entity or before any arbitrator to which any of the Company is a party or, to the knowledge of the Company, is threatened to be made a party. None of the complaints, actions, suits, proceedings, hearings, and investigations set forth in CLAUSE 2.18 of the Disclosure Schedule could reasonably be expected to have a material adverse effect on the assets, business, financial condition, results of operations of the Company.

     2.19. PRODUCT WARRANTY. Some products manufactured, sold, leased, licensed or delivered by the Company are subject to a one year shelf or field guaranty, and no other warranty, right of return or other indemnity beyond the applicable standard terms and conditions of sale, are applicable. The standard terms and conditions of sale are set forth in CLAUSE 2.19 of the Disclosure Schedule.

     2.20. EMPLOYEES. CLAUSE 2.20 of the Disclosure Schedule contains a list of all

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employees of the Company, along with the position and the annual rate of compensation of each such person. There are no confidentiality/assignment of invention agreement signed with the employees of the Company, except as set forth in CLAUSE 2.20 of the Disclosure Schedule. To the knowledge of the Company but without inquiry or independent investigation, no key employee or group of employees of the Company has any plans to terminate employment with the Company. The Company has not experienced any strikes, material grievances, material claims of unfair labor practices or other collective bargaining disputes. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein, will trigger or otherwise result in any obligation of the Company to pay severance or related costs under any employment or consulting agreement. The Company enjoys good relations with all labor unions and employee syndicates to which their employees belong, and no notification to any labor union or employee syndicate is required in connection with the transactions contemplated herein.

     2.21. EMPLOYEE BENEFITS. The Company has paid all employee benefits required to be paid by law, including, without limitation, pension, retirement, insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, health benefits, vacations, cafeteria programs and the like ("Employee Benefits"). Each Employee Benefit has been administered in all material respects in accordance with its terms and the Company has in all material respects met its obligations with respect to such Employee Benefit and has made all required contributions thereto. The Company is in compliance with all applicable laws and regulations relating to Employee Benefits, and there are no investigations by any Governmental Entity with respect thereto.

     2.22. ENVIRONMENTAL MATTERS. (a) The Company has complied or is in the process of complying with all applicable Environmental Laws, when applicable. Except as set forth in CLAUSE 2.22 of the Disclosure Schedule, there is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company. For purposes of this Agreement, "Environmental Law" or "Environmental Laws" shall mean any Mexican federal, state or local law, statute, rule or regulation relating to the environment or occupational health and safety, including, without limitation, any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including, without limitation, emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including, without limitation, all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles;
(viii) health and safety of employees and other persons; and (ix) manufacture,

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processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste.

     (b) There have been no releases or threats of release by the Company, or to the knowledge of the Company, any other party, of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Company. With respect to any such releases or threats of release of Materials of Environmental Concern, the Company has given all required notices to Governmental Entities (copies of which have been provided to the Buyer). The Company have no knowledge of any releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Company that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Company. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances, solid wastes and hazardous wastes, toxic materials, oil or petroleum and petroleum products, or radiological materials.

     (c) Set forth in CLAUSE 2.22(c) of the Disclosure Schedule is a list of all environmental reports, investigations and audits known to the Company that relate to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) which the Company has in its possession or knowledge of. Complete and accurate copies of each such report, or the results of each such investigation or audit, have been provided to the Buyer or, if not in the possession of the Company, identified in CLAUSE 2.22(c) of the Disclosure Schedule.

     (d) Set forth in CLAUSE 2.22(d) of the Disclosure Schedule is a list of all of the solid and hazardous waste transporters and treatment, storage and disposal facilities and all recycling, reclamation or re-use transporters and facilities that have been utilized by the Company. The Company has no knowledge of any material environmental liability of any such transporter or facility.

     2.23. LEGAL COMPLIANCE. Except as set forth in Clause 2.23 of the Disclosure Schedule, the Company is conducting and has conducted its respective operations and business in compliance with each law (including rules and regulations thereunder) of all applicable federal, state, local or foreign government, or any Governmental Entity. The Company has not received any notice or communication from any Governmental Entity alleging noncompliance with any applicable federal, state, local or foreign laws, regulations or orders.

     2.24. PERMITS. CLAUSE 2.24 of the Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including, without limitation, those issued or required under Environmental Laws, relating to the occupancy or use of owned or leased real property and relating to the import or export of materials, goods or products) ("Permits") issued to or held by the Company. Such listed Permits are the most relevant Permits that are required for the Company to conduct its respective businesses as presently conducted. Except as set forth in CLAUSE 2.24 of the Disclosure Schedule, each such Permit is in full force and effect and
(a) no suspension or cancellation of such Permit is threatened and (b) there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing and will not be affected by this Agreement.

     2.25. CERTAIN BUSINESS RELATIONSHIPS WITH AFFILIATES. No Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company or (c) owes any money to any of the Company. CLAUSE 2.25 of the Disclosure Schedule describes any transactions or relationships between the Company, on the one hand, and any Affiliate thereof or any Stockholder, on the other hand.

     2.26. BROKERS' FEES. The Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to this Agreement.

     2.27. BOOKS AND RECORDS. The minute books, stock record books and other similar records of the Company contain true and complete records of all actions taken at any meetings of its stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. A certification of the corresponding Secretary of the Board of Directors of the Company is attached to the corresponding corporate books to certify so. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices.

     2.28. CUSTOMERS AND SUPPLIERS. No unfilled customer order or commitment obligating the Company to process, manufacture or deliver products or perform services will result in a material loss to the Company upon completion of performance. No purchase order or commitment of the Company is in excess of normal requirements, and there are no prices provided therein in excess of current market prices for the products or services to be provided thereunder. No material supplier of the Company has indicated that it will stop, or decrease the rate of, supplying materials, products, or services to the Company and no material customer of the Company has indicated that it will stop, or decrease the rate of, buying, leasing or licensing materials, products or services from the Company.

     2.29. BANKING FACILITIES. CLAUSE 2.29 of the Disclosure Schedule sets forth a true, correct and complete list of:

     (a) each bank, savings and loan or similar financial institution at which the Company has an account, safety deposit box, line of credit or credit facility and the numbers of the accounts or safety deposit boxes maintained by the Company thereat and details, including terms, of any line of credit or credit facility; and

     (b) the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.

     2.30. CONSENTS. Except as set forth in CLAUSE 2.30 of the Disclosure Schedule, no filing, consent, waiver or approval of any third party or Governmental Entity is required to be obtained by Seller or the Company in connection with this Agreement.

     2.31. DISCLOSURE. No representation or warranty by the Stockholder contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Stockholder pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. Stockholder has not failed to disclose any information that would make the written representations contained within this Agreement misleading.

THIRD. REPRESENTATIONS AND WARRANTIES OF THE SELLER REGARDING THE SHARES

     The Stockholder represents and warrants to the Buyer as follows:

     3.1. TITLE TO SHARES. The Stockholder has good and marketable title to the Shares which are to be transferred to the Buyer by such Stockholder pursuant hereto, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, preferential rights, rights of first refusal, liens, charges, encumbrances, options and adverse claims or rights whatsoever. There are no options, warrants or other claims to the capital stock of the Company owned by such Stockholder.

     3.2. AUTHORIZATION. The Stockholder has the full right, power and authority to enter into this Agreement and to transfer, convey and sell to the Buyer at the Closing the Shares to be sold by such Stockholder hereunder and, upon consummation of the purchase contemplated hereby, the Buyer will acquire from such Stockholder good and marketable title to such Shares, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

     3.3. ABSENCE OF CONFLICTING AGREEMENTS OR LITIGATION. The Stockholder is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent or conflict with the execution or delivery of this Agreement by such Stockholder or the transfer, conveyance and sale of the Shares to be sold by such Stockholder to the Buyer pursuant to the terms hereof.

     3.4. BROKERS. No broker or finder has acted for the Stockholder in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of such Stockholder.

FOURTH. REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer represents and warrants to the Stockholder as follows:

     4.1. ORGANIZATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, United States of America.

     4.2. AUTHORIZATION OF TRANSACTION. The Buyer has all requisite power and authority to execute and deliver this Agreement and the Notes and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Notes by the Buyer and the performance of this Agreement and the consummation of the transactions contemplated hereby by the Buyer have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement and the Notes have been duly and validly executed and delivered by the Buyer and constitute valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms. Messrs. Robert Elliott and Jeffrey Templer are duly appointed representatives of Buyer for this transaction, and have all necessary power and capacity to enter into and execute all necessary documents related hereto, on behalf of Buyer.

     4.3. BUYER'S STOCK. Buyer's shares as described in Clause 1.3 (b) (iii) hereof, have been duly and validly authorized and issued and are fully paid and nonassessable.

     4.4. NON-CONTRAVENTION. Neither the execution and delivery of this Agreement by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (a) conflict or violate any provision of the Charter or By-laws of the Buyer, (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.

     4.5. BROKERS' FEES. No broker or finder has acted for the Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Buyer.

FIFTH. CONDITIONS TO CLOSING

     5.1. CONDITIONS TO OBLIGATIONS OF THE BUYER. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction, or waiver by the Buyer, of the following conditions on or prior to the Closing:

     (a) the Company shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, as may be required by or with respect to the Company in connection with the transactions contemplated by this Agreement, including, without limitation, those referred to in CLAUSE 2.30 of the Disclosure Schedule;

     (b) the representations and warranties of the Stockholder set forth in Clause SECOND and Clause THIRD hereof shall be true and correct;

     (c) no action, suit or proceeding shall be pending or threatened by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or
(iii) affect adversely the right of the Buyer to own, operate or control any of the assets or operations of the Company, and no such judgment, order, decree, stipulation or injunction shall be in effect;

     (d) the Stockholder shall have delivered to the Buyer the stock certificates representing the Shares, in each case duly endorsed or with duly executed stock powers attached;

     (e) the Company shall have delivered a certificate, executed by the Secretary of the Company, attaching and certifying as to: (i) the charter documents (ESTATUTOS SOCIALES) of the Company and (ii) the resolutions of the Board of Directors of the Company required to authorize this Agreement.

     (f) to the extent reasonably available in the applicable jurisdiction, the Company shall have delivered certificates of appropriate governmental officials in each jurisdiction in which the Company or the Stockholder is incorporated, resident or required to qualify to do business as a foreign corporation, as to the due qualification (including tax) of the Company or Stockholder, as the case may be, in each such jurisdiction;

     (g) the Buyer shall have received from Mexican counsel to the Stockholder an opinion as to the matters described in Exhibit 5.1. g) hereto, dated as of the Closing Date;

     (h) the Company shall have delivered the original corporate minute books of the Company;

     (i) the signatories to each of the bank accounts of the Company shall have been changed as per the Buyer's instructions;

     (j) the Buyer or its designee shall have entered into an Employee Agreement with Mr. Enrique Sanchez Aldunate;

     (k) the Stockholder shall have delivered to the Buyer a certificate (in each case without regard to any qualification as to knowledge or materiality set forth in any representation or warranty) to the effect that each of the conditions specified in clauses (a), (b), (c), and (d), of this Clause 5.1 has been satisfied in all respects; and

     (l) the Stockholder shall have delivered to the Buyer a certificate that establishes the share distribution of the Company, and indicating that no other person other than the Stockholder owns or has any right upon the Shares.

     5.2. CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDER. The obligation of the Stockholder to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver of the following conditions:

     (a) the representations and warranties of the Buyer set forth in Clause FOURTH hereof shall be true and correct;

     (b) the Buyer shall have delivered the Purchase Price (including the Notes and the shares referred in Clause 1.3. (b) above) to the Stockholder;

     (c) the Buyer shall have executed a securities pledge agreement to guaranty the due payment, of the Notes to the Stockholder, in accordance with the terms and conditions established in the Securities Pledge Agreement, which is attached to this Agreement as Exhibit 5.2 (c); and

     (d) Seller shall have received from counsel to Buyer an opinion stating that the Notes and the shares of the buyer to be received by Seller have been duly and validly issued, that such shares are non assessable, and that the Notes are binding upon Buyer and enforceable in accordance with their respective terms.

SIXTH. INDEMNIFICATION

     6.1. INDEMNIFICATION BY THE STOCKHOLDER. Subject to Clause 6.6 and Clause
6.8 hereof, the Stockholder shall indemnify the Company and the Buyer in respect of, and hold harmless the Company and the Buyer against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, whether due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including, without limitation, amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("Damages") arising out of or related to any of the following:

     (a) any misrepresentation or breach of any representation or warranty made by the Stockholder in this Agreement;

     (b) any breach of any covenant, agreement or obligation of the Stockholder contained in this Agreement, or any other agreement, instrument or document attached to or delivered in connection with this Agreement as an exhibit or a schedule;

     (c) any misrepresentation contained in any statement, certificate or schedule furnished by the Stockholder or the Company pursuant to this Agreement;

     (d) any claim (including, without limitation, warranty and personal injury arising out of product liability claims), suit, action, arbitration, proceeding, investigation or other similar matter which relates to (i) products manufactured or sold by the Company prior to the Closing Date or (ii) the business or operations of the Company prior to the Closing Date;

     (e) any claim, action or audit by any Governmental Entity in connection with the formation, establishment, maintenance, operation, winding-up or dissolution of the Stockholder or the Company, including but not limited to fees of attorneys, agents, auditors and inspectors, capital requirements and any other amounts;

     (f) any claim by a stockholder or former stockholder of the Company or any other person, firm, corporation or entity, other than the Buyer, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of capital stock of or equity interest in the Company; (ii) any rights under the Charter or By-laws of the Company; or (iii) any claim that his or its shares were wrongfully repurchased by any stockholder at any time prior to the Closing; and

     (g) any claim for Taxes payable by Seller or the Company derived from this agreement and the subject matter hereof.

     6.2. INDEMNIFICATION BY THE BUYER. The Buyer shall indemnify the Stockholder in respect of, and hold such Stockholder harmless against any and all Damages arising out of or related to each and all of the following:

     (a) any misrepresentation or breach of any representation or warranty made by the Buyer in this Agreement;

     (b) any breach of any covenant, agreement or obligation of the Buyer contained in this Agreement, or any other agreement, instrument or document contemplated by this Agreement; and

     (c) any claim (including, without limitation, warranty and product liability claims), suit, action, arbitration proceeding, investigation or other similar matter which relates to (i) products manufactured or sold by the Company after the Closing Date or (ii) the business or operations of the Company following the Closing Date.

     6.3. CLAIMS FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification under this CLAUSE SIXTH, the party seeking indemnification (the "Indemnified Party"), shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim; PROVIDED, HOWEVER, that Stockholder shall have no obligation to indemnify Company and/or Buyer and/or hold Company and/or Buyer harmless from any Damages or claim asserted at a time beyond the time limitation period imposed by paragraph 6.6., below. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceeding by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. Except as provided in Clause 6.4(d), the Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Indemnifying Party; PROVIDED, HOWEVER, that if suit shall have been instituted against an Indemnified Party and the Indemnifying Party shall not have taken control of such suit as provided in Clause 6.4 of this Agreement, the Indemnified Party shall have the right to settle or compromise such claim without the Indemnifying Party's consent.

     6.4. DEFENSE BY THE INDEMNIFYING PARTY. (a) Subject to Clause 6.4(d), in connection with any claim for indemnification hereunder resulting from or arising out of any claim or legal proceeding by a third party, the Indemnifying Party, at his or its sole cost and expense, may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if
(i) the Indemnifying Party acknowledges to the Indemnified Party in writing the obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to all elements of such claim, (ii) the third party seeks monetary damages only and (iii) an adverse resolution of the third party's claim would not have a material adverse effect on the goodwill or reputation of the Indemnified Party.

     (b) If the Indemnifying Party so assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claim or legal proceeding and, at the sole cost and expense of the Indemnifying Party, shall take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding that (i) involves any non-monetary judgement affecting the Indemnified Party or (ii) does not involve the delivery of a general release in favor of the Indemnified Party, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest).

     (c) If the Indemnifying Party does not (or is not permitted under the terms hereof to) assume the defense of any such claim or litigation resulting therefrom as provided in this Clause 6.4 within 15 days after the date that the Indemnified Party has given notice of the claim to the Indemnifying Party: (i) the Indemnified Party may defend against such claim or litigation in such manner as he or it may deem appropriate, including, but not limited to, settling such claim or litigation on such terms as the Indemnified Party may deem appropriate; and (ii) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with his or its counsel and at his or its own expense.

     6.5. TREATMENT OF INDEMNITY PAYMENTS. Subject to the express liability limitation set forth in Clause 6.8., below, to the extent that any indemnification claim under this Clause SIXTH may be satisfied by payments to Buyer (excluding Stockholder's defense of claims, as provided in Section 6.4), they may be satisfied in whole or in part by delivering one or more of the following, in such amounts or equivalent value required to pay the costs for such indemnity claim:

     (i) cash; and/or

     (ii) a written instrument of accord satisfaction for the cancellation of all or part of the outstanding principle amount and accrued interest of one or more of the Notes; and/or

     (iii) the endorsement and transfer of all or portion of the shares of Buyer's stock received by Stockholder as provided in Clause 1.3 (b) (iii) above. The number of the shares of Buyer's stock to be so transferred shall be based on the book value of those shares at the end of the Buyer's most recent fiscal year ended, as determined in accordance with GAAP as then in effect and as shown on the audited balance sheet of the Buyer for the last day of the most recent audited fiscal period.

     To the extent that the transactions under subclauses (ii) and (iii) above are insufficient to satisfy Buyer's indemnity claim, the balance shall be paid by the Stockholder in cash, or such other form as may be acceptable by written agreement with the Buyer.

     6.6. SURVIVAL. All general representations and warranties and all covenants, agreements and obligations made by the Stockholder in this Agreement, or in any instrument or document furnished in connection with this Agreement or the transactions contemplated hereby, including, without limitation, any obligation of Stockholder under this CLAUSE SIXTH to indemnify Buyer and/or Company and/or hold Buyer and/or Company harmless, shall survive for a period of 2 (two) years after the Closing Date, except (i) for those representations and warranties, covenants, agreements and obligations made by the Stockholder in this Agreement, or in any instrument or document furnished in connection with this Agreement or the transactions contemplated hereby that refer to title to the assets of the Company and ownership of the Shares, which will survive for a period of 5 (five) years counted from Closing Date, and except (ii) for those representations and warranties, covenants, agreements and obligations made by the Stockholder in this Agreement, or in any instrument or document furnished in connection with this Agreement or the transactions contemplated hereby referring to Taxes and personal injuries arising out of product liability claims, which shall expire and terminate upon the applicable statute of limitations. Any claims asserted in writing prior to the expiration of the representation, warranty or agreement that is the basis for such claim, if any, as provided in this Clause 6.6, shall survive until finally resolved and satisfied in full.

     6.7. REMEDIES. Notwithstanding any other provision of this Agreement, Buyer shall not be entitled to any reduction in the Purchase Price, setoff any amount against the principal balance of the Notes, or to damages for breach of any representation and warranty or for any claim for indemnity under this CLAUSE SIXTH, unless and until the aggregate amount of claims by Buyer exceeds the sum of USD$100,000.00 (One Hundred Thousand Dollars legal currency of the United States of America).

     Except for Seller's obligation to indemnify Buyer and/or Company for any claim of Damages derived from Taxes payable by Seller or the Company in connection with this agreement and the subject matter hereof, and/or Seller's liability for any breach of the written representations and warranties of Seller relating to Taxes, which indemnification obligation will not be subject to any limitation, in no other event shall Seller's obligations to indemnify Buyer and/or Company, or Seller's liability for any breach of the written representations and warranties of Seller under this Agreement, or in any instrument or document furnished in connection with this Agreement or the transactions contemplated hereby, exceed the Purchase Price.

     6.8. LIMITED INDEMNITY OBLIGATION. In no event shall Stockholder be liable for any consequential damages, opportunity costs or lost profits incurred or suffered by Buyer and/or Company.

SEVENTH. OTHER AGREEMENTS

     7.1. PROPRIETARY INFORMATION. (a) From and after the Closing the Stockholder shall hold in confidence, and shall cause all of his Affiliates to hold in confidence, all knowledge, information and documents of a confidential nature or not generally known to the public with respect to the Company or the Buyer (including without limitation the financial information, Intellectual Property, technical information or data relating to the materials, products or components sold, or the services offered, in connection with the Company and names of customers of the Company) (collectively, "Proprietary Information") and shall not disclose or make use of, and shall cause their respective Affiliates not to disclose or make use of, Proprietary Information without the written consent of the Buyer, except to the extent that such knowledge, information or documents shall have become public knowledge or independently obtained by Seller, other than through a breach of this Agreement by the Stockholder or their respective Affiliates and agents.

     7.2. RELEASES. The Stockholder hereby releases and forever discharges the Company, its successors, assigns, agents, servants, employees, principals, administrators, stockholders, affiliates, subsidiaries and related companies (including the Buyer) of and from any and all actions, causes of action, claims, demands, costs, liabilities, losses, expenses and compensation, past, present or future, known or unknown, which such Stockholder ever had, now has or may have against the Company. This release is binding on the Stockholder's assignees and personal representatives.

     7.3. COOPERATION IN LITIGATION. Each party shall fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter by a third party against or by such other party relating to or arising out of the conduct of the business of the Company or the Buyer prior to or after the Closing Date (excluding litigation arising out of the transactions contemplated by this Agreement). The party providing such cooperation shall be entitled to designate which of its employees shall be made available for such purpose and the party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements) by the party providing such cooperation and by its officers, directors, employees and agents and a reasonable charge for their time spent in such cooperation.

     7.4. RESTRICTION ON TRANSFERS OF OWNERSHIP. As part of the Purchase Price for the Shares, the Stockholder will receive certain shares of common stock of Aerovox, Inc., as described in Clause 1.3. (b) (iii) above, which are subject to the terms and conditions and certain transfer restrictions provided for in the Stockholders Agreement. The Stockholder agrees, because of such consideration, to be obliged by such transfer restrictions and to procure that the holder or holders of its own capital stock (or other forms of ownership and corporate control over such Stockholder) do not transfer such ownership or control to any third party, except as provided in the Stockholders Agreement. For this purpose,
Exhibit 7.4 provides the current capital or equity structure of the Stockholder. The Stockholder further agrees that breach of this obligation, would be considered a default of this Agreement, subject to the indemnification and remedies herein established.

     7.5. RIGHT TO SET-OFF AND RECOUPMENT. Buyer will have the right to set-off any amount from the Notes, and will also have the right of recoupment, derived from any defense or claim against the Stockholder, whether derived from any equitable right of defense or claim extrinsic to the ones derived from this Agreement or derived from this Agreement, in accordance to the Civil Code for the Federal District of Mexico (CODIGO CIVIL PARA EL DISTRITO FEDERAL), and the General Law of Credit Instruments and Credit Operations of Mexico (LEY GENERAL DE TITULOS Y OPERACIONES DE CREDITO).

EIGHTH. MISCELLANEOUS

     8.1. PRESS RELEASES AND ANNOUNCEMENTS. The Stockholder shall not issue any press release or announcement relating to the subject matter of this Agreement without the prior written consent of the Buyer.

     8.2. NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the parties and their successors and permitted assigns.

     8.3. ENTIRE AGREEMENT. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, with respect to the subject matter hereof.

     8.4. SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; PROVIDED, HOWEVER, that notwithstanding the foregoing, the Buyer may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.

     8.5. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     8.6. HEADINGS. The clause headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.7. NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered ten (10) business days after it is sent by registered or certified air mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable international overnight courier service, in each case to the intended recipient as set forth below:

          If to the Buyer:    Aerovox, Inc.
                              740 Belleville Avenue
                              New Bedford Ma. 02745-6194
                              Attn: Mr. Jeffrey Templer
                              Senior Vice President

          If to the Seller:   Amsterdam Stravinskylaan 1725,
                              1077 XX, Amsterdam
                              Attn: Mr. Francisco Lucia Salazar

     Any party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, telecopy, provided that a hard copy is concurrently delivered by regular mail or courier, or ordinary mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

     8.8. GOVERNING LAW. This Agreement, and all disputes hereunder, shall be governed by and construed in accordance with the laws of the United Mexican States.

     8.9. AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Stockholder. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     8.10. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the

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

expiration of the time within which the judgment may be appealed.

     8.11. EXPENSES. Each of the parties shall bear its own costs and expenses, including legal fees and expenses and fees and expenses owed to external advisors, incurred in connection with this Agreement and the transactions contemplated hereby.

     8.12. KNOWLEDGE. For purposes of this Agreement, "knowledge" of the Company shall be deemed to mean such information as is known by the officers, directors or management of any of the Company, that would reasonably be expected to be known by persons in such positions.
     .
     8.13. DISPUTE RESOLUTION. (a) GENERAL. In the event that any dispute should arise between the Parties with respect to any matter covered by this Agreement or the interpretation of this Agreement, excluding, however, enforcement of a default by the Buyer in any payment on any of the Notes, the parties shall resolve such dispute in accordance with the procedures set forth in this Clause 8.13.

     (b) ARBITRATION. (i) Any Party may submit any matter referred to in Clause 8.13(a) to arbitration by notifying the other parties hereto, in writing, of such dispute. Within 10 days after receipt of such notice, the Parties shall designate in writing one arbitrator to resolve the dispute; provided, that if the Parties cannot agree on an arbitrator within such 10-day period, the United States Chamber of Commerce shall select the arbitrator. The arbitrator so designated shall not be an Affiliate, employee, consultant, officer, director or stockholder of any Party. The arbitrator shall have at least ten (10) years' experience in the field of international commercial transactions.

     (ii) Within 15 days after the designation of the arbitrator, the arbitrator, the Buyer and the Stockholder shall meet, at which time the Buyer and the Stockholder shall be required to set forth in writing all disputed issues and a proposed ruling on each such issue.

     (iii) The arbitrator shall set a date for a hearing, which shall be no later than 30 days after the submission of written proposals pursuant to Clause 8.13(b)(ii), to discuss each of the issues identified by the Parties. Each such Party shall have the right to be represented by counsel. The arbitration shall be governed by the Commercial Arbitration Rules of the American Arbitration Association.

     (iv) The arbitrator shall use his best efforts to rule on each disputed issue within 30 days after the completion of the hearings described in 8.13(b)(iii). The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties hereto, provided however, that the arbitrator shall have no authority to award punitive or exemplary damages to any party. All rulings of the arbitrator shall be in writing and shall be delivered to the Parties.

     (v) Any attorneys' fees of the Parties in any arbitration shall be borne by the Parties as

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

determined by the arbitrator, together with the fees of the arbitrator and the costs and expenses of the arbitration.

     (vi) Any arbitration pursuant to this Clause 8.13 shall be conducted in New Bedford, Massachusetts, United States of America or other mutually acceptable location, in the English language. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and shall be final and binding upon the Parties.

     (vii) Notwithstanding the foregoing, nothing in this Clause 8.13 shall be construed as limiting in any way the right of a Party to seek injunctive relief with respect to any actual or threatened breach of this Agreement from a court of competent jurisdiction.

     8.14. CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     8.15. CURRENCY. All amounts set forth in this Agreement are in United States Dollars. To the extent that conversion of other currencies into U.S. Dollars is required for the computation of amounts under this Agreement, such conversion shall be computed based on the currency conversion rate used by Aerovox, Inc. to prepare its published financial statements on the date on which such conversion must be computed.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       BUYER
                                   AEROVOX, INC.

                           By:
                               ---------------------------
                  Name: Mr. Robert Elliott and/or Jeffrey Templer
                              Title: Attorney-in-fact

                                SELLER / STOCKHOLDER
                                 TAKO HOLDING B.V.

                           By:
                               ---------------------------
                         Name: Mr. Francisco Lucia Salazar
                              Title: Attorney-in-fact

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